Exhibit D

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Agreement”) is made this 10th day of May, 2004, by and among DLJ Capital Corporation, Sprout Capital IX, L.P., Sprout Entrepreneurs’ Fund, L.P., Sprout IX Plan Investors, L.P., Venrock Associates, Venrock Associates III, L.P., Venrock Entrepreneurs Fund III, L.P., Oxford Bioscience Partners IV L.P. and mRNA Fund II, L.P. (each an Investor, and, collectively, the “Investors”).

R E C I T A L S:

WHEREAS, the Investors entered into that certain Voting Agreement (the “Voting Agreement”), dated February 27, 2003, pertaining to the voting of their respective shares of capital stock in Sirna Therapeutics, Inc. (formerly known as Ribozyme Pharmaceuticals, Inc.), a Delaware corporation (the “Company”), to ensure that each vote their shares of the Company’s voting stock in favor of certain designees to the Company’s Board of Directors and such other voting arrangements set forth therein; and

WHEREAS, the Investors have determined that it is in their best interests to terminate the Voting Agreement upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the respective promises and covenants of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. All terms not otherwise defined herein shall have the same meaning as in the Voting Agreement.

2. Termination. The Voting Agreement shall terminate upon the date hereof. Subject to the provisions of this Agreement, the rights and obligations of the Investors under the Voting Agreement shall terminate as of the date hereof.

3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4. Governing Law. This Agreement shall be construed under and shall be governed by the internal laws of the State of Delaware, without regard to principles of conflict of laws.

5. Entire Agreement. This Agreement sets forth the entire understanding of the parties in connection with the subject matter hereof and this Agreement may be altered only by an instrument in writing with the Consent of the Investors. The parties hereby agree that all prior or contemporaneous oral agreements between and among themselves and the agents or representatives relative to the termination of the Voting Agreement are merged in or revoked by this Agreement. None of the parties hereto have made any statement, representation or warranty in connection herewith except those expressly set forth herein, that has been relied upon by the parties hereto or that has acted as inducement for the parties to enter into this Agreement. For the avoidance of doubt, no Investor Group (as defined below) or its affiliates shall have any obligation to vote its or their shares in favor of any person designated by any other Investor

Group or its affiliates. For the purposes of this Agreement, the three “Investor Groups” shall be: (i) those funds managed or advised by Sprout Group; (ii) those funds managed or advise by Oxford Bioscience Partners IV; and (iii) those funds managed or advised by Venrock Associates.

6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same amendment.

7. Law Firm; Waiver of Conflicts. Each party to this Agreement acknowledges that O’Melveny & Myers LLP, counsel for the Company, has in the past and may continue in the future to perform legal services for certain of the Investors in matters unrelated to the transactions described in this Agreement, including the representation of such Investors in venture capital financings. Accordingly, each party to this Agreement hereby: (i) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; (ii) acknowledges that O’Melveny & Myers LLP represented the Company in the transaction contemplated by this Agreement and has not represented any individual Investor or any individual stockholder or employee of the Company in connection with such transaction; and (iii) gives its informed consent to the representation by O’Melveny & Myers LLP of certain of the Investors in such unrelated matters and the representation by O’Melveny & Myers LLP of the Company in connection with this Agreement and the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first set forth above.

INVESTORS:

DLJ CAPITAL CORPORATION

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Vice President

SPROUT CAPITAL IX, L.P.
By: DLJ Capital Corporation
Its: Managing General Partner

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Vice President

SPROUT ENTREPRENEURS’ FUND, L.P.
By: DLJ Capital Corporation
Its: General Partner

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Vice President

SPROUT IX PLAN INVESTORS, L.P.
By: DLJ LBO Plans Management Corporation
Its: General Partner

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Attorney in Fact

VENROCK ASSOCIATES,
by a General Partner
VENROCK ASSOCIATES III, L.P.,
by its General Partner, Venrock Management III LLC
VENROCK ENTREPRENEURS FUND III, L.P.,
by its General Partner, VEF Management III LLC

By:	/s/ Bryan E. Roberts
Name:	Bryan E. Roberts
As a General Partner or Member

OXFORD BIOSCIENCE PARTNERS IV, L.P.
By:	OBP Management IV L.P., its general partner

By:	/s/ Alan G. Walton
Name:	Alan G. Walton
Title:	General Partner

MRNA FUND II, L.P.
By:	OBP Management IV L.P., its general partner

By:	/s/ Alan G. Walton
Name: Alan G. Walton
Title: General Partner

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